Exhibit 99.1

DYNEGY INC.
Unaudited Consolidated Financial Statements
For the quarterly period ended March 31, 2018

DEFINITIONS
As used in this report, the abbreviations contained herein have the meanings set forth below.

CAA	Clean Air Act
CAISO	The California Independent System Operator
CDD	Cooling Degree Days
CT	Combustion Turbine
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
ECI	Earnings & Cost Improvement Initiative
ERCOT	Electric Reliability Council of Texas
FERC	Federal Energy Regulatory Commission
FTR	Financial Transmission Rights
HDD	Heating Degree Days
IMA	In-market Asset Availability
IPH	IPH, LLC
ISO	Independent System Operator
ISO-NE	Independent System Operator New England
MISO	Midcontinent Independent System Operator, Inc.
MMBtu	One Million British Thermal Units
MTM	Mark-to-market
MW	Megawatts
MWh	Megawatt Hour
NYISO	New York Independent System Operator
NYSE	New York Stock Exchange
PJM	PJM Interconnection, LLC
RGGI	Regional Greenhouse Gas Initiative
SEC	U.S. Securities and Exchange Commission

i

FINANCIAL STATEMENTS

DYNEGY INC.
CONSOLIDATED BALANCE SHEETS
(unaudited) (in millions)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$424	$365
Accounts receivable, net of allowance for doubtful accounts of $1 and $1, respectively	430	513
Inventory	398	445
Assets from risk management activities	45	32
Intangible assets	31	25
Prepayments and other current assets	160	144
Total Current Assets	1,488	1,524
Property, plant and equipment, net	8,737	8,884
Investment in unconsolidated affiliate	125	123
Assets from risk management activities	55	26
Goodwill	772	772
Intangible assets	30	39
Other long-term assets	397	403
Total Assets	$11,604	$11,771

See the notes to consolidated financial statements.

DYNEGY INC.
CONSOLIDATED BALANCE SHEETS
(unaudited) (in millions, except share data)

	March 31, 2018	December 31, 2017
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$276	$367
Accrued interest	157	115
Intangible liabilities	11	14
Accrued taxes	45	64
Accrued liabilities and other current liabilities	60	109
Liabilities from risk management activities	371	229
Asset retirement obligations	41	46
Debt, current portion, net	62	105
Total Current Liabilities	1,023	1,049
Debt, long-term portion, net	8,339	8,328
Liabilities from risk management activities	93	31
Asset retirement obligations	274	283
Deferred income taxes	6	7
Intangible liabilities	33	34
Other long-term liabilities	152	146
Total Liabilities	9,920	9,878
Commitments and Contingencies (Note 14)

Stockholders’ Equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized	—	—
Common stock, $0.01 par value, 420,000,000 shares authorized; 156,108,262 shares issued and 144,782,140 shares outstanding at March 31, 2018; 155,710,613 shares issued and 144,384,491 shares outstanding at December 31, 2017	1	1
Additional paid-in capital	3,722	3,719
Accumulated other comprehensive income, net of tax	30	32
Accumulated deficit	(2,059)	(1,851)
Total Dynegy Stockholders’ Equity	1,694	1,901
Noncontrolling interest	(10)	(8)
Total Equity	1,684	1,893
Total Liabilities and Equity	$11,604	$11,771

See the notes to consolidated financial statements.

DYNEGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in millions)

	Three Months Ended March 31,
	2018	2017
Revenues	$1,321	$1,247
Cost of sales, excluding depreciation expense	(919)	(757)
Gross margin	402	490
Operating and maintenance expense	(258)	(232)
Depreciation expense	(199)	(200)
Impairments	(6)	(20)
General and administrative expense	(42)	(40)
Acquisition and integration costs	—	(45)
Other	1	(2)
Operating loss	(102)	(49)
Bankruptcy reorganization items (Note 18)	—	483
Earnings (loss) from unconsolidated investments	7	(1)
Interest expense	(116)	(167)
Other income and expense, net	—	17
Income (loss) before income taxes	(211)	283
Income tax benefit (Note 15)	1	313
Net income (loss)	(210)	596
Less: Net loss attributable to noncontrolling interest	(2)	(1)
Net income (loss) attributable to Dynegy Inc.	$(208)	$597

See the notes to consolidated financial statements.

DYNEGY INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited) (in millions)

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$(210)	$596
Other comprehensive income (loss) before reclassifications:
Actuarial gain and plan amendment (net of tax of zero and zero, respectively)	—	15
Amounts reclassified from accumulated other comprehensive income (loss):
Amortization of unrecognized prior service credit (net of tax of zero and zero, respectively)	(2)	(2)
Other comprehensive income (loss), net of tax	(2)	13
Comprehensive income (loss)	(212)	609
Less: Comprehensive loss attributable to noncontrolling interest	(2)	(1)
Total comprehensive income (loss) attributable to Dynegy Inc.	$(210)	$610

See the notes to consolidated financial statements.

DYNEGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (in millions)

	Three Months Ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(210)	$596
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation expense	199	200
Non-cash interest expense	4	20
Amortization of intangibles	(1)	11
Risk management activities	148	(20)
Loss (earnings) from unconsolidated investments	(7)	1
Deferred income taxes	(1)	(313)
Impairments	6	20
Change in value of common stock warrants	1	(12)
Bankruptcy reorganization items	—	(483)
Other	18	16
Changes in working capital:
Accounts receivable, net	81	24
Inventory	42	33
Prepayments and other current assets	(9)	19
Accounts payable and accrued liabilities	(115)	38
Distributions from unconsolidated investments	4	—
Changes in non-current assets	(1)	—
Changes in non-current liabilities	—	(1)
Net cash provided by operating activities	159	149
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(47)	(31)
Acquisitions, net of cash acquired	(2)	(3,263)
Distributions from unconsolidated investments	1	2
Proceeds received from asset sales, net	8	—
Net cash used in investing activities	(40)	(3,292)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings, net of debt issuance costs	—	425
Repayments of borrowings	(55)	(299)
Proceeds from issuance of equity, net of issuance costs	—	150
Preferred stock dividends paid	—	(5)
Interest rate swap settlement payments	(4)	(4)
Acquisition of noncontrolling interest	—	(375)
Payments related to bankruptcy settlement	—	(119)
Other financing	(1)	(1)
Net cash used in financing activities	(60)	(228)
Net increase (decrease) in cash, cash equivalents and restricted cash	59	(3,371)
Cash, cash equivalents and restricted cash, beginning of period	365	3,838
Cash, cash equivalents and restricted cash, end of period	$424	$467

See the notes to consolidated financial statements.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Note 1—Basis of Presentation and Organization
The accompanying unaudited consolidated financial statements have been prepared in accordance with United States of America Generally Accepted Accounting Principles (“GAAP”). The year-end consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by GAAP.  The unaudited consolidated financial statements contained in this report include all material adjustments of a normal recurring nature that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods. Certain prior period amounts in our unaudited consolidated financial statements have been reclassified to conform to current year presentation. These interim financial statements should be read together with the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 22, 2018, which we refer to as our “Form 10-K.” Unless the context indicates otherwise, throughout this report, the terms “Dynegy,” “the Company,” “we,” “us,” “our,” and “ours” are used to refer to Dynegy Inc. and its direct and indirect subsidiaries.
We sell electric energy, capacity and ancillary services primarily on a wholesale basis from our power generation facilities. We also serve residential, municipal, commercial and industrial customers primarily in MISO, PJM and NY/NE through our Homefield Energy and Dynegy Energy Services retail businesses. We report the results of our power generation business as five segments in our unaudited consolidated financial statements: (i) PJM, (ii) NY/NE, (iii) ERCOT, (iv) MISO, and (v) CAISO. Our consolidated financial results also reflect corporate-level expenses such as general and administrative expense, interest expense, and income tax benefit (expense). All significant intercompany transactions have been eliminated. Please read Note 19—Segment Information for further discussion.
On April 9, 2018 (“the “Closing Date”), pursuant to the terms of the Merger Agreement, Dynegy merged with and into Vistra Energy, a Delaware corporation (“Vistra Energy”), in a tax-free, all-stock transaction, with Vistra Energy continuing as the surviving corporation (the “Merger”). Please read Note 20—Subsequent Events for further discussion.

Note 2—Accounting Policies
The accounting policies followed by the Company are set forth in Note 2—Summary of Significant Accounting Policies in our Form 10-K. The accompanying unaudited consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries. Accounting policies for all of our operations are in accordance with GAAP. There have been no significant changes to our accounting policies during the three months ended March 31, 2018, with the exception of those related to the adoption of new accounting standards described below.
Use of Estimates. The preparation of unaudited consolidated financial statements in conformity with GAAP requires management to make informed estimates and judgments that affect our reported financial position and results of operations based on currently available information.  Actual results could differ materially from our estimates. The results of operations for the interim periods presented in this report are not necessarily indicative of the results to be expected for the full year or any other interim period due to seasonal fluctuations in demand for our energy products and services, changes in commodity prices, timing of maintenance and other expenditures, and other factors.
Accounting Standards Adopted
Business Combinations. In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-01-Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this ASU clarify the definition of a business. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. We adopted this ASU on January 1, 2018 with no material impact on our unaudited consolidated financial statements.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09-Revenue from Contracts with Customers (Topic 606). We adopted ASU 2014-09, and subsequently issued amendments, on January 1, 2018 under the modified retrospective method for all contracts which were not completed as of January 1, 2018. As a result of our adoption, we have provided new disclosures to disaggregate our revenues and modified our revenue recognition policy to align with the ASU. The adoption did not have a material impact on how the Company recognizes revenue from contracts with customers. See Note 4—Revenue Recognition for further details.
Accounting Standards Not Yet Adopted
Pensions. In March 2017, the FASB issued ASU 2017-07-Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments of this ASU require an entity to report the service cost component of net benefit costs in the same line item as other compensation costs arising from services rendered by the related employees during the applicable service period. The other components of net benefit cost are required to be presented separately from the service cost component and below the subtotal of operating income. Additionally, only the service cost component of net benefit costs is eligible for capitalization. For public business entities the guidance in this ASU is effective for fiscal years beginning after December 15, 2017. For other entities, the amendments are effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The adoption of this standard must be applied on a retrospective basis for the amendments concerning income statement presentation and on a prospective basis for the amendments regarding the capitalization of the service cost component. Upon adoption, we will begin to record the non-service cost components of net benefit costs into Other Income (Expense), with retrospective application in the prior year statement of income. The adoption of this ASU is not expected to be material.
Leases. In February 2016, the FASB issued ASU 2016-02-Leases (Topic 842). The provisions in this ASU will require lessees to recognize lease assets and lease liabilities, for all leases, including operating leases, on the balance sheet. The lease assets recognized in the balance sheet will represent a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lease liability recognized in the balance sheet will represent the lessee’s obligation to make lease payments arising from a lease, measured based on the present value of the minimum rental payments. Entities may make an accounting policy election to not recognize lease assets or lease liabilities for leases with a term of 12 months or less. For public business entities the guidance in this ASU is effective for fiscal years beginning after December 15, 2018. Nonpublic business entities should apply the amendments for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early application is permitted for all public and nonpublic business entities upon issuance. We have established an implementation team to assess the impact the new accounting standard will have on our unaudited consolidated financial statements, as well as accounting policies, business processes and controls.

Note 3—Acquisitions
Acquisition
ENGIE Acquisition. On February 7, 2017 (the “ENGIE Acquisition Closing Date”), pursuant to the terms of the stock purchase agreement, as amended and restated on June 27, 2016, (the “ENGIE Acquisition Stock Purchase Agreement”), Dynegy acquired approximately 9,017 MW of generation from GDF SUEZ Energy North America, Inc. (“GSENA”) and International Power, S.A. (the “Seller”), including (i) 15 natural gas-fired facilities located in Illinois, Massachusetts, New Jersey, Ohio, Pennsylvania, Texas, Virginia, and West Virginia, (ii) one coal-fired facility in Texas, and (iii) one waste coal-fired facility in Pennsylvania for a base purchase price of approximately $3.3 billion in cash, subject to certain adjustments (the “ENGIE Acquisition”).

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Business Combination Accounting. The ENGIE Acquisition has been accounted for in accordance with ASC 805 with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the ENGIE Acquisition Closing Date. A summary of the various techniques used to fair value the identifiable assets and liabilities, as well as their classification within the fair value hierarchy are listed below.

•	Working capital was valued using available market information (Level 2).

•
Acquired property, plant and equipment (“PP&E”), excluding those assets classified as held-for-sale, was valued using a discounted cash flow (“DCF”) analysis based upon a debt-free, free cash flow model (Level 3). The DCF model was created for each power generation facility based on its remaining useful life, and:

◦	for the years 2017 and 2018, included gross margin forecasts using quoted forward commodity market prices;

◦
for the years 2019 through 2026, we used gross margin forecasts based upon commodity and capacity price curves developed internally using forward New York Mercantile Exchange natural gas prices and supply and demand factors;

◦	for periods beyond 2026, we assumed a 2.5 percent growth rate.
We also used management’s forecasts of operations and maintenance expense, general and administrative expense, as well as capital expenditures for the years 2017 through 2021, and for years thereafter assumed a 2.5 percent growth rate. These cash flows were discounted using discount rates of approximately 9 percent to 13 percent for gas-fired, and approximately 13 percent to 14 percent for coal-fired, generation facilities, based upon the plant’s age, efficiency, region, and years until retirement.

•	Acquired PP&E classified as held-for-sale was valued based upon the sale price of the assets (Level 3).

•	Acquired derivatives were valued using the methods described in Note 7—Fair Value Measurements (Level 2 or Level 3).

•
Contracts with terms that were not at current market prices were also valued using a DCF analysis (Level 3).  The cash flows generated by the contracts were compared with their cash flows based on current market prices with the resulting difference recorded as either an intangible asset or liability.

•	Asset retirement obligations (“AROs”) were recorded in accordance with ASC 410, Asset Retirement and Environmental Obligations (Level 3).

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

As of February 7, 2018, we have completed our valuation of the assets acquired and liabilities assumed in connection with the ENGIE Acquisition. The following table summarizes the consideration paid and the fair value amounts recognized for the assets acquired and liabilities assumed related to the ENGIE Acquisition, as of the acquisition date, February 7, 2017:

(amounts in millions)
Base purchase price	$3,300
Working capital adjustments and other	(31)
Fair value of total consideration transferred	$3,269

Cash	$20
Accounts receivable	22
Inventory	95
Prepayments and other current assets	3
Assets from risk management activities (including current portion of $21 million)	25
Property, plant and equipment	2,775
Investment in unconsolidated affiliate	132
Intangible assets (including current portion of $7 million)	50
Assets held-for-sale	472
Other long-term assets	131
Total assets acquired	3,725

Accounts payable	18
Liabilities from risk management activities (including current portion of $13 million)	16
Asset retirement obligations	19
Intangible liabilities (including current portion of $16 million)	30
Deferred income taxes, net	372
Other long-term liabilities	1
Total liabilities assumed	456
Net assets acquired	$3,269

The following table summarizes acquisition costs incurred related to the ENGIE Acquisition, which is included in Acquisition and integration costs in our unaudited consolidated statements of operations, and revenues and operating income (loss) attributable to the acquisition, which is included in our unaudited consolidated statements of operations:

	Three Months Ended March 31,
(amounts in millions)	2018	2017
Acquisition costs	$—	$31
Revenues	$1	$78
Operating loss	$(248)	$(17)

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Pro Forma Results. The unaudited pro forma financial results for the three months ended March 31, 2017 assume the ENGIE Acquisition occurred on January 1, 2016. The unaudited pro forma financial results may not be indicative of the results that would have occurred had the acquisition been completed as of January 1, 2016, nor are they indicative of future results of operations.

(amounts in millions)	Three Months Ended March 31, 2017
Revenue	$1,283
Net income	$580
Net income attributable to Dynegy Inc.	$581

Note 4—Revenue Recognition
Nature of Goods and Services
Revenue Recognition upon adoption of ASC Topic 606. We earn revenue from our power generation facilities in three primary ways: (i) the sale of energy; (ii) the sale of capacity; and (iii) the sale of ancillary services. Revenue from these transactions is typically recognized at agreed upon amounts when the Company satisfies its performance obligations, which typically occurs as the Company delivers energy or provides services to customers, unless the contract meets the definition of a derivative. Upon recognition of revenue, a receivable is also recognized as an unconditional right to the consideration exists. Generally all of our revenues are invoiced on a monthly basis and collected within 30 days. Additionally, Revenues include amounts related to financial contracts that meet the definition of a derivative per ASC 815 in accordance with our accounting policy outlined in Note 2—Summary of Significant Accounting Policies in our Form 10-K. See Note 6—Risk Management Activities, Derivatives and Financial Instruments for further discussion.
The following is a description of the principal activities from which the Company generates its ASC 606 revenues.
Energy Revenues. We deliver electricity to customers through sales to the ISO or through executed contracts with wholesale and retail customers. Revenue from the sale of wholesale energy is recognized on an hourly basis upon delivery to the customer, as the delivery of MWs each hour is considered a distinct performance obligation. Our performance obligation is satisfied by delivery of electricity to the customer over time (e.g., hourly usage) and we recognize these revenues based on the units of electricity delivered to the customer.
Retail energy sales consist of the sale of electricity to retail customers, including residential, industrial, and commercial customers, and are governed through executed contracts with the customers. Revenue from the sale of electricity to retail customers is considered an optional purchase. We recognize revenue for these transactions once the optional purchase has occurred and the performance obligation is simultaneously satisfied.
Energy revenue may also include sales of any un-needed natural gas which was purchased to fuel our gas-fired power generation facilities. Revenues related to these natural gas sales are recognized when the product is delivered to the customer, at which point our obligation under the contract has been fulfilled.
Capacity Revenues. We provide capacity to customers through participation in capacity auctions held by the ISO or through bilateral sales. Generation facilities are awarded auction volumes through the ISO auction and bilateral sales are based on executed contracts with customers. Capacity revenues are recognized when the performance obligation is satisfied ratably over time in accordance with the contracts as our power generation facilities stand ready to deliver power to the customer.
Ancillary Revenues. Ancillary revenues primarily include ancillary services provided to the ISOs. Ancillary services are used within ISOs to support the transmission of energy from generation sources to areas of load and to maintain reliable

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

operation of the energy grid. Revenue from ancillary services is recognized upon delivery or completion of the service, at which point the Company’s performance obligation is satisfied.
Disaggregation of Revenue
The following tables disaggregate our revenue by major source for the periods ended March 31, 2018 and 2017:

	Three Months Ended March 31, 2018
(amounts in millions)	PJM	NY/NE	ERCOT	MISO	CAISO	Total
Energy	$529	$295	$101	$265	$22	$1,212
Capacity	130	72	0	53	12	267
Ancillary	20	8	6	1	1	36
Total ASC 606 revenues	679	375	107	319	35	1,515

Derivative transactions	4	68	(273)	7	(6)	(200)
Other revenues	—	7	—	(1)	—	6
Total revenues	$683	$450	$(166)	$325	$29	$1,321

	Three Months Ended March 31, 2017
(amounts in millions)	PJM	NY/NE	ERCOT	MISO	CAISO	Total
Energy	$435	$183	$15	$202	$13	$848
Capacity	107	46	0	46	4	203
Ancillary	15	7	1	2	1	26
Total ASC 606 revenues	557	236	16	250	18	1,077

Derivative transactions	75	76	0	27	6	184
Other revenues	(10)	(2)	—	(2)	—	(14)
Total revenues	$622	$310	$16	$275	$24	$1,247
Performance Obligations

Performance Obligations as of March 31, 2018
(amounts in millions)	2018	2019	2020	Thereafter	Total
Total capacity sold (MW)	19,120	17,001	14,810	11,316	62,247
Average price per MW-day	$5.61	$4.97	$4.35	$4.29	$4.90
The table above includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied, or partially unsatisfied, at the end of the reporting period. Our performance obligations relate to capacity auction volumes awarded through capacity auctions held by the ISO or through bilateral sales. Therefore an obligation exists as of the date of the results of the respective ISO capacity auction, or the contract execution date for bilateral customers. The transaction price is also set by the results of the capacity auction or executed contract.

Note 5—Unconsolidated Investments
Equity Method Investments
NELP. In connection with the ENGIE Acquisition, we acquired a 50 percent interest in Northeast Energy, LP (“NELP”), a joint venture with NextEra Energy, Inc., which indirectly owns the Bellingham NEA facility and the Sayreville facility. At March 31, 2018, our investment in NELP was approximately $125 million. Upon the acquisition, we recognized basis differences

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

in the net assets of approximately $39 million primarily related to PP&E. These basis differences are being amortized over their respective useful lives. Our risk of loss related to our equity method investment is limited to our investment balance.
For the three months ended March 31, 2018, we recorded $7 million in equity earnings related to our investment in NELP which is reflected in Earnings from unconsolidated investments in our unaudited consolidated statements of operations. For the three months ended March 31, 2018, we received distributions of $5 million, of which $1 million was considered to be a return of investment using the cumulative earnings approach and reflected as Distributions from unconsolidated investments in our unaudited consolidated statements of cash flows.

Note 6—Risk Management Activities, Derivatives and Financial Instruments
The nature of our business involves commodity market and financial risks.  Specifically, we are exposed to commodity price variability related to our power generation business.  Our commercial team manages these commodity price risks with financially and physically settled contracts consistent with our commodity risk management policy.  Our treasury team manages our interest rate risk.
Our commodity risk management policy gives us the flexibility to sell energy and capacity and purchase fuel through a combination of spot market sales and near-term contractual arrangements (generally over a rolling one- to three-year time frame).  Our commodity risk management goal is to protect cash flow in the near-term while keeping the ability to capture value longer-term.
Many of our contractual arrangements are derivative instruments and are accounted for at fair value as part of Revenues in our unaudited consolidated statements of operations.  We have other contractual arrangements such as capacity forward sales arrangements, tolling arrangements, fixed price coal purchases, and retail power sales, which do not receive recurring fair value accounting treatment because these arrangements do not meet the definition of a derivative or are designated as “normal purchase, normal sale,” in accordance with ASC 815, Derivatives and Hedging.  As a result, the gains and losses with respect to these arrangements are not reflected in the unaudited consolidated statements of operations until the delivery occurs.
 Quantitative Disclosures Related to Financial Instruments and Derivatives
As of March 31, 2018, we had net purchases and sales of derivative contracts outstanding in the following quantities:

Contract Type	Quantity	Unit of Measure	Fair Value (1)
(dollars and quantities in millions)	Purchases (Sales)		Asset (Liability)
Commodity contracts:
Electricity derivatives (2)	(64)	MWh	$(17)
Electricity basis derivatives (3)	(15)	MWh	$(2)
Natural gas derivatives (2)	412	MMBtu	$(51)
Natural gas basis derivatives	152	MMBtu	$(27)
Physical heat rate derivatives (4)	194/(18)	MMBtu/MWh	$(330)
Heat rate option	4/0	MMBtu/MWh	$(9)
Emissions derivatives	9	Metric Ton	$—
Interest rate swaps	1,959	U.S. Dollar	$39
Common stock warrants (5)	9	Warrant	$(2)
__________________________________________

(1)	Includes both asset and liability risk management positions but excludes margin and collateral netting of $33 million.

(2)	Mainly comprised of swaps and physical forwards.

(3)	Comprised of FTRs and swaps.

(4)	Comprised of swaps which settle on the relationship of power pricing to natural gas pricing.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

(5)	Each warrant is convertible into one share of Dynegy common stock.
Derivatives on the Balance Sheet.  The following tables present the fair value and balance sheet classification of derivatives in our unaudited consolidated balance sheets as of March 31, 2018 and December 31, 2017. As of March 31, 2018 and December 31, 2017, there were no gross amounts available to be offset that were not offset in our unaudited consolidated balance sheets.

		March 31, 2018
			Gross amounts offset in the balance sheet
Contract Type	Balance Sheet Location	Gross Fair Value	Contract Netting	Collateral or Margin Received or Paid	Net Fair Value
(amounts in millions)
Derivative assets:
Commodity contracts	Assets from risk management activities	$180	$(123)	$—	$57
Interest rate contracts	Assets from risk management activities	45	(2)	—	43
Total derivative assets		$225	$(125)	$—	$100

Derivative liabilities:
Commodity contracts	Liabilities from risk management activities	$(616)	$123	$33	$(460)
Interest rate contracts	Liabilities from risk management activities	(6)	2	—	(4)
Common stock warrants	Accrued liabilities and other current liabilities and other long-term liabilities	(2)	—	—	(2)
Total derivative liabilities		$(624)	$125	$33	$(466)
Total derivatives		$(399)	$—	$33	$(366)

		December 31, 2017
			Gross amounts offset in the balance sheet
Contract Type	Balance Sheet Location	Gross Fair Value	Contract Netting	Collateral or Margin Received or Paid	Net Fair Value
(amounts in millions)
Derivative assets:
Commodity contracts	Assets from risk management activities	$155	$(112)	$—	$43
Interest rate contracts	Assets from risk management activities	20	(5)	—	15
Total derivative assets		$175	$(117)	$—	$58

Derivative liabilities:
Commodity contracts	Liabilities from risk management activities	$(411)	$112	$47	$(252)
Interest rate contracts	Liabilities from risk management activities	(13)	5	—	(8)
Common stock warrants	Accrued liabilities and other current liabilities and other long-term liabilities	(2)	—	—	(2)
Total derivative liabilities		$(426)	$117	$47	$(262)
Total derivatives		$(251)	$—	$47	$(204)

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Certain of our derivative instruments have credit limits that require us to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as our established credit limit with the respective counterparty. If our credit rating were to worsen, the counterparties could require us to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in our credit rating as well as the requirements of the individual counterparty. As of March 31, 2018, the aggregate fair value of all commodity derivative instruments containing credit-risk-related contingent features, in a liability position and not fully collateralized, is $135 million for which we have posted no collateral. Transactions with our clearing brokers are excluded as they are fully collateralized. Our remaining derivative instruments do not have credit-related collateral contingencies as they are included within our first-lien collateral program.
The following table summarizes our cash collateral posted as of March 31, 2018 and December 31, 2017, within Prepayments and other current assets in our unaudited consolidated balance sheets and the amount applied against short-term risk management activities:

Location on Balance Sheet	March 31, 2018	December 31, 2017
(amounts in millions)
Gross collateral posted with counterparties	$109	$92
Less: Collateral netted against risk management liabilities	33	47
Net collateral within Prepayments and other current assets	$76	$45
Impact of Derivatives on the Unaudited Consolidated Statements of Operations
We elect not to designate derivatives related to our power generation business and interest rate instruments as cash flow or fair value hedges.  Thus, we account for changes in the fair value of these derivatives within our unaudited consolidated statements of operations.
Our unaudited consolidated statements of operations for the three months ended March 31, 2018 and 2017 include the impact of derivative financial instruments as presented below:

Derivatives Not Designated as Hedges	Location of Gain (Loss) Recognized in Income on Derivatives	Three Months Ended March 31,
		2018	2017
(amounts in millions)
Commodity contracts	Revenues	$(200)	$184
Interest rate contracts	Interest expense	$29	$2
Common stock warrants	Other income and (expense), net	$(1)	$12

Note 7—Fair Value Measurements
We apply the market approach for recurring fair value measurements, employing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.  We have consistently used the same valuation techniques for all periods presented.  Please read Note 2—Summary of Significant Accounting Policies—Fair Value Measurements in our Form 10-K for further discussion.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

The following tables set forth, by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2018 and December 31, 2017, and are presented on a gross basis before consideration of amounts netted under master netting agreements and the application of collateral and margin paid:

	Fair Value as of March 31, 2018
(amounts in millions)	Level 1	Level 2	Level 3	Total
Assets:
Assets from commodity risk management activities:
Electricity derivatives	$—	$128	$4	$132
Natural gas derivatives	—	41	2	43
Physical heat rate derivatives	—	4	—	4
Emissions derivatives	—	1	—	1
Total assets from commodity risk management activities	—	174	6	180
Assets from interest rate contracts	—	45	—	45
Total assets	$—	$219	$6	$225
Liabilities:
Liabilities from commodity risk management activities:
Electricity derivatives	$—	$(96)	$(55)	$(151)
Natural gas derivatives	—	(119)	(2)	(121)
Physical heat rate derivatives	—	(330)	(4)	(334)
Heat rate option	—	—	(9)	(9)
Emissions derivatives	—	(1)	—	(1)
Total liabilities from commodity risk management activities	—	(546)	(70)	(616)
Liabilities from interest rate contracts	—	(6)	—	(6)
Liabilities from outstanding common stock warrants	(2)	—	—	(2)
Total liabilities	$(2)	$(552)	$(70)	$(624)

	Fair Value as of December 31, 2017
(amounts in millions)	Level 1	Level 2	Level 3	Total
Assets:
Assets from commodity risk management activities:
Electricity derivatives	$—	$71	$6	$77
Natural gas derivatives	—	62	10	72
Physical heat rate derivatives	—	4	—	4
Emissions derivatives	—	2	—	2
Total assets from commodity risk management activities	—	139	16	155
Assets from interest rate contracts	—	20	—	20
Total assets	$—	$159	$16	$175
Liabilities:
Liabilities from commodity risk management activities:
Electricity derivatives	$—	$(200)	$(31)	$(231)
Natural gas derivatives	—	(71)	(6)	(77)
Physical heat rate derivatives	—	(99)	—	(99)
Heat rate option	—	—	(4)	(4)
Total liabilities from commodity risk management activities	—	(370)	(41)	(411)
Liabilities from interest rate contracts	—	(13)	—	(13)
Liabilities from outstanding common stock warrants	(2)	—	—	(2)
Total liabilities	$(2)	$(383)	$(41)	$(426)

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Level 3 Valuation Methods. The electricity derivatives classified within Level 3 include financial swaps executed in illiquid trading locations or on long dated contracts, capacity contracts, heat rate derivatives, and FTRs.  The curves used to generate the fair value of the financial swaps are based on basis adjustments applied to forward curves for liquid trading points, while the curves for the capacity deals are based upon auction results in the marketplace, which are infrequently executed. The forward market price of FTRs is derived using historical congestion patterns within the marketplace, heat rate derivative valuations are derived using a DCF model, which uses modeled forward natural gas and power prices, and the heat rate option is derived using a Black-Scholes spread model, which uses forward natural gas and power prices, market implied volatilities, and modeled correlation values. The natural gas derivatives classified within Level 3 include financial swaps, basis swaps, and physical purchases executed in illiquid trading locations or on long-dated contracts.
Sensitivity to Changes in Significant Unobservable Inputs for Level 3 Valuations. The significant unobservable inputs used in the fair value measurement of our commodity instruments categorized within Level 3 of the fair value hierarchy include estimates of forward congestion, power price spreads, and natural gas pricing, and the difference between our plant locational prices to liquid hub prices. Power price spreads, and natural gas pricing, and the difference between our plant locational prices to liquid hub prices are generally based on observable markets where available, or derived from historical prices and forward market prices from similar observable markets when not available. Increases in the price of the spread on a buy or sell position in isolation would result in a higher/lower fair value measurement. The significant unobservable inputs used in the valuation of Dynegy’s contracts classified as Level 3 as of March 31, 2018 are as follows:

Transaction Type	Quantity	Unit of Measure	Net Fair Value	Valuation Technique	Significant Unobservable Input	Significant Unobservable Input Range
(dollars in millions)
Electricity derivatives:
Forward contracts—power (1)	(17)	Million MWh	$(50)	Basis spread + liquid location	Basis spread	$4.25 - $6.25
FTRs	(13)	Million MWh	$(1)	Historical congestion	Forward price	$0 - $6.00
Physical heat rate derivatives	4/0	Million MMBtu/Million MWh	$(4)	Discounted Cash Flow	Forward price	$2.00 - $2.80 / $36 - $44
Heat rate option	4/0	Million MMBtu/Million MWh	$(9)	Option models	Power price volatility Gas/Power price correlation	30% - 50% / 70% - 100%
Natural gas derivatives (1)	95	Million MMBtu	$—	Illiquid location fixed price	Forward price	$2.00 - $2.50
__________________________________________

(1)	Represents forward financial and physical transactions at illiquid pricing locations and long-dated contracts.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

The following tables set forth a reconciliation of changes in the fair value of financial instruments classified as Level 3 in the fair value hierarchy:

	Three Months Ended March 31, 2018
(amounts in millions)	Electricity Derivatives	Natural Gas Derivatives	Heat Rate Derivatives	Heat Rate Option	Total
Balance at December 31, 2017	$(25)	$4	$—	$(4)	$(25)
Total losses included in earnings	(36)	(1)	(4)	(5)	(46)
Transfers between levels (1)	11	(11)	—	—	—
Settlements (2)	(1)	8	—	—	7
Balance at March 31, 2018	$(51)	$0	$(4)	$(9)	$(64)
Unrealized losses relating to instruments held as of March 31, 2018	$(36)	$(1)	$(4)	$(5)	$(46)

	Three Months Ended March 31, 2017
(amounts in millions)	Electricity Derivatives	Natural Gas Derivatives	Total
Balance at December 31, 2016	$8	$(6)	$2
Acquired derivatives	1	—	1
Total gains (losses) included in earnings	(46)	11	(35)
Settlements (2)	20	(7)	13
Balance at March 31, 2017	$(17)	$(2)	$(19)
Unrealized gains (losses) relating to instruments held as of March 31, 2017	$(46)	$11	$(35)
_________________________________________

(1)	During the three months ended March 31, 2018, we had transfers between Level 3 and Level 2 due to changes in market liquidity.

(2)	For purposes of these tables, we define settlements as the beginning of period fair value of contracts that settled during the period.
Gains and losses recognized for Level 3 recurring items are included in Revenues in our unaudited consolidated statements of operations for commodity derivatives.  We believe an analysis of commodity instruments classified as Level 3 should be undertaken with the understanding that these items generally serve as economic hedges of our power generation portfolio.
Nonfinancial Assets and Liabilities.  Nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of such assets and liabilities and their placement within the fair value hierarchy.
Impairments.  During the three months ended March 31, 2018 and 2017, we recorded impairment charges related to materials and supplies inventory and our Killen facility. See Note 9—Inventory and Note 10—Property, Plant and Equipment for further discussion.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Fair Value of Financial Instruments.  The following table discloses the fair value of financial instruments which are not recognized at fair value in our unaudited consolidated balance sheets.  Unless otherwise noted, the fair value of debt as reflected in the table has been calculated based on the average of certain available broker quotes as of March 31, 2018 and December 31, 2017, respectively.

		March 31, 2018		December 31, 2017
(amounts in millions)	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Dynegy Inc.:
Term Loan, due 2024 (1)	Level 2	$(1,946)	$(2,031)	$(1,944)	$(2,021)
Revolving Facility (1)	Level 2	$—	$—	$—	$—
6.75% Senior Notes, due 2019 (1)	Level 2	$(846)	$(867)	$(845)	$(873)
7.375% Senior Notes, due 2022 (1)	Level 2	$(1,735)	$(1,846)	$(1,734)	$(1,844)
5.875% Senior Notes, due 2023 (1)	Level 2	$(494)	$(513)	$(493)	$(508)
7.625% Senior Notes, due 2024 (1)	Level 2	$(1,237)	$(1,348)	$(1,237)	$(1,344)
8.034% Senior Notes, due 2024 (1)	Level 2	$(188)	$(198)	$(188)	$(198)
8.00% Senior Notes, due 2025 (1)	Level 2	$(739)	$(814)	$(739)	$(812)
8.125% Senior Notes, due 2026 (1)	Level 2	$(842)	$(935)	$(842)	$(933)
7.00% Amortizing Notes, due 2019 (TEUs) (1)	Level 2	$(45)	$(47)	$(51)	$(54)
Forward capacity agreement (1)	Level 3	$(218)	$(218)	$(215)	$(215)
Inventory financing agreements	Level 3	$—	$—	$(48)	$(48)
Equipment financing agreements (1)	Level 3	$(111)	$(111)	$(97)	$(97)

__________________________________________

(1)	Carrying amounts include unamortized discounts and debt issuance costs. Please read Note 13—Debt for further discussion.

Note 8—Cash Flow Information
The supplemental disclosures of our non-cash investing and financing information are as follows:

	Three Months Ended March 31,
(amounts in millions)	2018	2017
Change in capital expenditures included in accounts payable	$(6)	$5
Change in capital expenditures pursuant to an equipment financing agreement	$16	$9
Issuance of 2017 Warrants	$—	$17
Issuance of senior notes related to the Genco restructuring	$—	$182
Non-cash working capital adjustment to purchase price of the ENGIE acquisition	$—	$15

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Note 9—Inventory
A summary of our inventories is as follows:

(amounts in millions)	March 31, 2018	December 31, 2017
Materials and supplies	$240	$242
Coal	140	166
Fuel oil	13	15
Natural gas	—	9
Emissions allowances (1)	5	13
Total	$398	$445
__________________________________________

(1)
At December 31, 2017, a portion of this inventory was held as collateral by one of our counterparties as part of an inventory financing agreement. Please read Note 13—Debt—Emissions Repurchase Agreements for further discussion.

During the three months ended March 31, 2018, we recognized a charge of approximately $6 million related to the impairment of some miscellaneous materials and supplies inventory primarily attributable to our Wood River facility that was previously retired.

Note 10—Property, Plant and Equipment
A summary of our property, plant and equipment is as follows:

(amounts in millions)	March 31, 2018	December 31, 2017
Power generation	$9,951	$9,998
Buildings and improvements	958	955
Office and other equipment	114	115
Property, plant and equipment	11,023	11,068
Accumulated depreciation	(2,286)	(2,184)
Property, plant and equipment, net	$8,737	$8,884
Impairments
Killen. On March 20, 2017, Dayton Power and Light Co., the partner and operator of Killen, announced the shutdown of its Killen generation facility by June 2018. As a result, the DCF model for the facility indicated negative cash flows, resulting in an impairment charge equal to its book value. We recorded an impairment charge of approximately $20 million recorded to Impairments in our unaudited consolidated statements of operations for the three months ended March 31, 2017.

Note 11—Joint Ownership of Generating Facilities
We hold ownership interests in certain jointly owned generating facilities. We are entitled to the proportional share of the generating capacity and the output of each unit equal to our ownership interests. We pay our share of capital expenditures, fuel inventory purchases, and operating expenses, except in certain instances where agreements have been executed to limit certain joint owners’ maximum exposure to additional costs. Our share of revenues and operating costs of the jointly owned generating facilities is included within the corresponding financial statement line items in our unaudited consolidated statements of operations.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

The following tables present the ownership interests of the jointly owned facilities as of March 31, 2018 and December 31, 2017 included in our unaudited consolidated balance sheets. Each facility is co-owned with one or more other generation companies.

	March 31, 2018
(dollars in millions)	Ownership Interest	Property, Plant and Equipment	Accumulated Depreciation	Construction Work in Progress	Total
Stuart (1)(2)	39.0%	$1	$(1)	$—	$—
Killen (1)(2)	33.0%	$—	$—	$—	$—

	December 31, 2017
(dollars in millions)	Ownership Interest	Property, Plant and Equipment	Accumulated Depreciation	Construction Work in Progress	Total
Stuart (1)(2)	39.0%	$1	$—	$—	$1
Killen (1)(2)	33.0%	$—	$—	$—	$—
__________________________________________

(1)	Facilities not operated by Dynegy.

(2)	Stuart Unit 1 was retired early on September 30, 2017, with remaining Stuart and Killen units scheduled to be retired by mid-2018.

Note 12—Intangible Assets and Liabilities
The following table summarizes the components of our intangible assets and liabilities as of March 31, 2018 and December 31, 2017:

	March 31, 2018			December 31, 2017
(amounts in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets:
Electricity contracts	$178	$(132)	$46	$178	$(131)	$47
Gas transport contracts	29	(14)	15	30	(13)	17
Total intangible assets	$207	$(146)	$61	$208	$(144)	$64

Intangible Liabilities:
Electricity contracts	$(11)	$7	$(4)	$(11)	$7	$(4)
Coal transport contracts	(48)	44	(4)	(48)	44	(4)
Gas transport contracts	(53)	17	(36)	(58)	19	(39)
Gas storage contracts	—	—	—	(2)	1	(1)
Total intangible liabilities	$(112)	$68	$(44)	$(119)	$71	$(48)
Intangible assets and liabilities, net	$95	$(78)	$17	$89	$(73)	$16

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

The following table presents our amortization expense (revenue) of intangible assets and liabilities for the three months ended March 31, 2018 and 2017:

	Three Months Ended March 31,
(amounts in millions)	2018	2017
Electricity contracts, net (1)	$—	$15
Coal contracts, net (2)	—	(2)
Coal transport contracts, net (2)	—	(2)
Gas transport contracts, net (2)	(1)	—
Total	$(1)	$11
__________________________________________

(1)	The amortization of these contracts is recognized in Revenues or Cost of sales in our unaudited consolidated statements of operations.

(2)	The amortization of these contracts is recognized in Cost of sales in our unaudited consolidated statements of operations.

Note 13—Debt
A summary of our long-term debt is as follows:

(amounts in millions)	March 31, 2018	December 31, 2017
Secured Obligations:
Term Loan, due 2024	$2,018	$2,018
Revolving Facility	—	—
Forward Capacity Agreement	241	241
Inventory Financing Agreements	—	48
Subtotal secured obligations	2,259	2,307
Unsecured Obligations:
7.00% Amortizing Notes, due 2019 (TEUs)	45	53
6.75% Senior Notes, due 2019	850	850
7.375% Senior Notes, due 2022	1,750	1,750
5.875% Senior Notes, due 2023	500	500
7.625% Senior Notes, due 2024	1,250	1,250
8.034% Senior Notes, due 2024	188	188
8.00% Senior Notes, due 2025	750	750
8.125% Senior Notes, due 2026	850	850
Equipment Financing Agreements	137	132
Subtotal unsecured obligations	6,320	6,323
Total debt obligations	8,579	8,630
Unamortized debt discounts and issuance costs	(178)	(197)
	8,401	8,433
Less: Current maturities, including unamortized debt discounts and issuance costs, net	62	105
Total long-term debt	$8,339	$8,328
Certain of our debt instruments contain change of control provisions, which will not be triggered with the Merger with Vistra Energy.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Credit Agreement
As of March 31, 2018, we had a $3.563 billion credit agreement, as amended, that consisted of (i) a $2.018 billion seven-year senior secured term loan facility (the “Term Loan”) and (ii) $1.545 billion in senior secured revolving credit facilities (the “Revolving Facility,” and collectively with the Term Loan the “Credit Agreement”).
At March 31, 2018, there were no amounts drawn on the Revolving Facility, however, we had outstanding letters of credit (“LCs”) of approximately $578 million, which reduce the amount available under the Revolving Facility. The Credit Agreement contains customary events of default and affirmative and negative covenants, subject to certain specified exceptions, including a Senior Secured Leverage Ratio (as defined in the Credit Agreement) calculated on a rolling four quarters basis. Under the Credit Agreement, if Dynegy utilizes 25 percent or more of its Revolving Facility, Dynegy must be in compliance with the Consolidated Senior Secured Net Debt to Consolidated Adjusted EBITDA ratio of 4.00:1.00. Based on the calculation outlined in the Credit Agreement, we were in compliance with these covenants as of March 31, 2018.
Under the terms of the Credit Agreement, existing balances under our Forward Capacity Agreement, Inventory Financing Agreements, and Equipment Financing Agreements are excluded from Consolidated Senior Secured Net Debt, as defined in the Credit Agreement.
Interest Rate Swaps. As of March 31, 2018, we had interest rate swaps with an aggregate notional value of approximately $1.959 billion. In March 2017, we amended our then-existing interest rate swaps to more closely match the terms of our Term Loan. The swaps have an aggregate notional value of approximately $759 million at an average fixed rate of 3.03 percent and expire between the second quarter of 2018 and the second quarter of 2020. In a previous extension to these interest rate swaps, in lieu of paying the breakage fees related to terminating the old swaps and issuing the new swaps, the costs were incorporated into the terms of the new swaps. As a result, any cash flows related to the settlement of the swaps are reflected as a financing activity in our unaudited consolidated statements of cash flows.
In May 2017, we entered into new interest rate swap agreements. These swaps have an aggregate notional value of approximately $1.2 billion at an average fixed rate of 1.97 percent and expire in the first quarter of 2024. Any cash flows related to the settlement of these swaps are reflected as an operating activity in our unaudited consolidated statements of cash flows.
Senior Notes
The senior notes are unsecured and unsubordinated obligations of the Company and are guaranteed by each of the Company’s current and future wholly-owned domestic subsidiaries that from time to time are a borrower or guarantor under the Credit Agreement. The senior notes indentures limit, among other things, the ability of the Company or any of the guarantors to create liens upon any principal property to secure debt for borrowed money in excess of, among other limitations, 30 percent of total assets.
As a result of Genco’s emergence from bankruptcy in the first quarter of 2017, we issued $188 million of new seven-year unsecured notes as partial consideration in exchange for Genco’s existing senior notes. Please read Note 18—Genco Chapter 11 Bankruptcy and Emergence for further discussion.
Amortizing Notes
On June 21, 2016, in connection with the issuance of the tangible equity units (“TEUs”), Dynegy issued the Amortizing Notes with a principal amount of approximately $87 million. The Amortizing Notes mature on July 1, 2019. Each installment payment per Amortizing Note will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of 7 percent. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth in the Indenture.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

The indenture limits, among other things, the ability of Dynegy to consolidate, merge, sell, or dispose all or substantially all of its assets. If a fundamental change occurs, or if Dynegy elects to settle the prepaid stock contracts (“SPCs”) early, then the holders of the Amortizing Notes will have the right to require Dynegy to repurchase the Amortizing Notes at a repurchase price equal to the principal amount of the Amortizing Notes as of the repurchase date (as described in the supplemental indenture) plus accrued and unpaid interest. The indenture also contains customary events of default which would permit the holders of the Amortizing Notes to declare those Amortizing Notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely installment payments on the Amortizing Notes or other material indebtedness, the failure to satisfy covenants, and specified events of bankruptcy and insolvency.
Forward Capacity Agreement
As of March 31, 2018, we have sold a portion of our PJM capacity that cleared for Planning Years 2018-2019, 2019-2020 and 2020-2021 to a financial institution. The buyer in this transaction will receive capacity payments from PJM during the Planning Years 2018-2019, 2019-2020 and 2020-2021 in the amounts of $10 million, $121 million and $110 million, respectively. Dynegy will continue to be subject to the performance obligations as well as any associated performance penalties and bonus payments for those planning years. As a result, this transaction is accounted for as a debt issuance of $241 million with an implied interest rate of 4.9 percent.
Inventory Financing Agreements
Emissions Repurchase Agreements. In August 2015, we entered into two repurchase transactions with a third party in which we sold approximately $78 million of RGGI inventory and received cash. In February 2017, we repurchased approximately $30 million of the previously sold RGGI inventory. We were obligated to repurchase the remaining inventory in February 2018 at a specified price with an annualized carry cost of approximately 3.49 percent. In February 2018, we repaid all amounts outstanding under these agreements.
Equipment Financing Agreements
Under certain of our contractual service agreements in which we receive maintenance and capital improvements for our gas-fueled generation fleet, we have obtained parts and equipment intended to increase the output, efficiency, and availability of our generation units. We have financed these parts and equipment under agreements with maturities ranging from 2019 to 2026. The portion of future payments attributable to principal will be classified as cash outflows from financing activities, and the portion of future payments attributable to interest will be classified as cash outflows from operating activities in our unaudited consolidated statements of cash flows. The related assets were recorded at the net present value of the payments of $111 million. The $26 million discount is currently being amortized as interest expense over the life of the payments.

Note 14—Commitments and Contingencies
Legal Proceedings
Set forth below is a summary of our material ongoing legal proceedings. We record accruals for estimated losses from contingencies when available information indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated.  In addition, we disclose matters for which management believes a material loss is reasonably possible.  In all instances, management has assessed the matters below based on current information and made judgments concerning their potential outcome, giving consideration to the nature of the claim, the amount, if any, the nature of damages sought, and the probability of success.  Management regularly reviews all new information with respect to such contingencies and adjusts its assessments and estimates of such contingencies accordingly.  Because litigation is subject to inherent uncertainties including unfavorable rulings or developments, it is possible that the ultimate resolution of our legal proceedings could involve amounts that are different from our currently recorded accruals, and that such differences could be material.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

In addition to the matters discussed below, we are party to other routine proceedings arising in the ordinary course of business.  Any accruals or estimated losses related to these matters are not material. In management’s judgment, the ultimate resolution of these matters will not have a material effect on our financial condition, results of operations, or cash flows.
Gas Index Pricing Litigation.  We, through our subsidiaries, and other energy companies are named as defendants in several lawsuits claiming damages resulting from alleged price manipulation through false reporting of natural gas prices to various index publications, wash trading, and churn trading from 2000-2002. The cases allege that the defendants engaged in an antitrust conspiracy to inflate natural gas prices in three states (Kansas, Missouri, and Wisconsin) during the relevant time period and seek damages under the respective state antitrust statutes.  Four of the cases are putative class actions and one case, Reorganized FLI (nka J.P. Morgan Trust Co., National Assn.) v. Oneok Inc., et al., is an individual action on behalf of Farmland Industries, Inc., with Farmland seeking full consideration damages (i.e., the full amount it paid for natural gas purchases during the relevant timeframe). The cases are consolidated in a multi-district litigation proceeding pending in the United States District Court for Nevada.  On March 30, 2017, the court denied the class Plaintiffs’ motions to certify class actions in each of the states, which decision now is on an interlocutory appeal to Ninth Circuit; the appeal is fully briefed and will be argued on July 12, 2018. As for the Farmland matter, on March 27, 2018, the Ninth Circuit reversed a summary judgment in favor of the defendants and it shortly will be remanded for further discovery and other pretrial proceedings.  While we cannot predict the outcome of these legal proceedings, or estimate a range of costs, they could have a material impact on our results of operations, liquidity or financial condition.
Advatech Dispute. On September 2, 2016, our Genco subsidiary terminated its Second Amended and Restated Newton Flue Gas Desulfurization System Engineering, Procurement, Construction and Commissioning Services Contract dated as of December 15, 2014 with Advatech, LLC. Advatech issued Genco its final invoice on September 30, 2016 totaling $81 million. Genco contested the invoice on October 3, 2016 and believes the proper amount is less than $1 million. On October 27, 2016, Advatech initiated the dispute resolution process under the Contract and filed for arbitration on March 16, 2017. Settlement discussions required under the dispute resolution process have been unsuccessful. We dispute the allegations and will defend our position vigorously. While we cannot predict the outcome of this legal proceeding, or estimate a range of costs, it could have a material impact on our results of operations, liquidity or financial condition.
Vistra Merger Stockholder Litigation. On January 4, 2018, a putative class action complaint was filed in the United States District Court for the Southern District of Texas against Dynegy, Dynegy’s individual Board members, and Vistra Energy alleging that the December 13, 2017 S-4 Registration Statement related to the Merger “omits material information with respect to the Merger, which renders the Registration Statement false and misleading.”  Two additional lawsuits were filed in Texas and Delaware making nearly identical allegations but excluding Vistra as a defendant. In February 2018, Vistra Energy and Dynegy filed supplemental disclosures to the Registration Statement and the plaintiffs in all three actions agreed to forego any further effort to enjoin the Merger, dismiss the individual claims with prejudice, and dismiss without prejudice (due to limitations in waiving claims of non-participating parties) claims of the putative class following the stockholder vote on March 2, 2018.
Wood River Rail Dispute. On November 30, 2017, Dynegy Midwest Generation, LLC (“DMG”) received notification that BNSF Railway Company and Norfolk Southern Railway Company were initiating dispute resolution related to DMG’s suspension of its Wood River Rail Transportation Agreement with the railroads. Settlement discussions required under the dispute resolution process have been unsuccessful. On March 29, 2018, BNSF Railway Company and Norfolk Southern Railway Company filed a demand for arbitration. We dispute the railroads’ allegations and will defend our position vigorously. While we cannot predict the outcome of this legal proceeding, or estimate a range of costs, it could have a material impact on our results of operations, liquidity or financial condition.
Other Contingencies
MISO 2015-2016 Planning Resource Auction. In May 2015, three complaints were filed at FERC regarding the Zone 4 results for the 2015-2016 Planning Resource Auction (“PRA”) conducted by MISO. Dynegy is a named party in one of the

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

complaints. The complainants, Public Citizen, Inc., the Illinois Attorney General, and Southwestern Electric Cooperative, Inc., have challenged the results of the PRA as unjust and unreasonable, requested rate relief/refunds, and requested changes to the MISO PRA structure going forward. Complainants have also alleged that Dynegy may have engaged in economic or physical withholding in Zone 4 constituting market manipulation in the 2015-2016 PRA. The Independent Market Monitor for MISO (“MISO IMM”), which was responsible for monitoring the MISO 2015-2016 PRA, determined that all offers were competitive and that no physical or economic withholding occurred.  The MISO IMM also stated, in a filing responding to the complaints, that there is no basis for the proposed remedies.  We filed our Answer to these complaints and believe that we complied fully with the terms of the MISO tariff in connection with the 2015-2016 PRA, disputed the allegations, and will defend our actions vigorously. In addition, the Illinois Industrial Energy Consumers filed a complaint at FERC against MISO on June 30, 2015 requesting prospective changes to the MISO tariff. Dynegy also responded to this complaint.
On October 1, 2015, FERC issued an order of non-public, formal investigation, stating that shortly after the conclusion of the 2015-2016 PRA, FERC’s Office of Enforcement began a non-public informal investigation into whether market manipulation or other potential violations of FERC orders, rules, and regulations occurred before or during the PRA (the “Order”). The Order noted that the investigation is ongoing, and that the conversion of the informal, non-public investigation to a formal, non-public investigation does not indicate that FERC has determined that any entity has engaged in market manipulation or otherwise violated any FERC order, rule, or regulation. Vistra is participating in the investigation on behalf of Dynegy following the closing of the Merger. We believe that our conduct was proper and will defend our position vigorously but we cannot predict the outcome of the investigation or the amount, if any, of loss that may result.
On December 31, 2015, FERC issued an order on the complaints requiring a number of prospective changes to the MISO tariff provisions associated with calculating Initial Reference Levels and Local Clearing Requirements, effective as of the 2016-2017 PRA. The order did not address the arguments of the complainants regarding the 2015-2016 PRA, and stated that those issues remain under consideration and will be addressed in a future order.
New Source Review and CAA Matters.
New Source Review. Since 1999, the United States Environmental Protection Agency (“EPA”) has been engaged in a nationwide enforcement initiative to determine whether coal-fired power plants failed to comply with the requirements of the New Source Review (“NSR”) and New Source Performance Standard provisions under the CAA when the plants implemented changes. The EPA’s NSR initiative focuses on whether projects performed at power plants triggered various permitting requirements, including the need to install pollution control equipment.
In August 2012, the EPA issued a Notice of Violation (“NOV”) alleging that projects performed in 1997, 2006, and 2007 at the Newton facility violated Prevention of Significant Deterioration (“PSD”), Title V permitting, and other CAA requirements. The NOV remains unresolved. We believe our defenses to the allegations described in the NOV are meritorious. A decision by the U.S. Court of Appeals for the Seventh Circuit in 2013 held that similar PSD claims older than five years were barred by the statute of limitations. That determination is in line with the majority of other circuit court decisions that have held that PSD claims arise at the time of the projects at issue are not continuing for statute of limitations purposes. This Seventh Circuit decision may provide an additional defense to the allegations in the Newton facility NOV. In September 2016, we retired Newton Unit 2. While we cannot predict the outcome of this legal proceeding, or estimate a range of costs, it could have a material impact on our results of operations, liquidity or financial condition.
Zimmer NOVs. In December 2014, the EPA issued an NOV alleging violation of opacity standards at the Zimmer facility. The EPA previously had issued NOVs to Zimmer in 2008 and 2010 alleging violations of the CAA, the Ohio State Implementation Plan, and the station’s air permits including standards applicable to opacity, sulfur dioxide, sulfuric acid mist, and heat input. The NOVs remain unresolved. We are unable to predict the outcome of these matters.
Killen and Stuart NOVs. The EPA issued NOVs in December 2014 for Killen and Stuart, and in February 2017 for Stuart, alleging violations of opacity standards. In May and June 2017, we received two letters from the Sierra Club providing

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

notice of its intent to sue various Dynegy entities and the owner and operator of the Killen and Stuart facilities, respectively, alleging violations of opacity standards under the CAA. The Dayton Power and Light Company, the operator of Killen and Stuart, is expected to act on behalf of itself and the co-owners with respect to these matters. We are unable to predict the outcome of these claims or estimate a range of costs.
Edwards CAA Citizen Suit. In April 2013, environmental groups filed a CAA citizen suit in the U.S. District Court for the Central District of Illinois alleging violations of opacity and particulate matter limits at our MISO segment’s Edwards facility. In August 2016, the District Court granted the plaintiffs’ motion for summary judgment on certain liability issues. We filed a motion seeking interlocutory appeal of the court’s summary judgment ruling. In February 2017, the appellate court denied our motion for interlocutory appeal. The District Court has scheduled the remedy phase trial for March 2019. We dispute the allegations and will defend the case vigorously. We are unable to predict the outcome of these matters.
Ultimate resolution of any of these CAA matters could have a material adverse impact on our future financial condition, results of operations, and cash flows. A resolution could result in increased capital expenditures for the installation of pollution control equipment, increased operations and maintenance expenses, and penalties, or could result in an order or a decision to retire the plant. While we cannot predict the outcome of this legal proceeding, or estimate a range of costs, it could have a material impact on our results of operations, liquidity or financial condition.
Coal Combustion Residuals/ Groundwater.
MISO Segment. In 2012, the Illinois EPA (“IEPA”) issued violation notices alleging violations of groundwater standards onsite at our Baldwin and Vermilion facilities’ Coal Combustion Residuals (“CCR”) surface impoundments. In 2016, the IEPA approved our closure and post-closure care plans for the Baldwin old east, east, and west fly ash CCR surface impoundments. We are working towards implementation of those closure plans.
At our retired Vermilion facility, which is not subject to the federal CCR rule, we submitted proposed corrective action plans involving closure of two CCR surface impoundments (i.e., the old east and the north impoundments) to the IEPA in 2012, with revised plans submitted in 2014. In May 2017, in response to a request from the IEPA for additional information regarding the closure of these Vermilion surface impoundments, we agreed to perform additional groundwater sampling and closure options and riverbank stabilizing options. By letter dated January 31, 2018, Prairie Rivers Network provided 60-day notice of its intent to sue our subsidiary Dynegy Midwest Generation, LLC under the federal Clean Water Act for alleged unauthorized discharges from the surface impoundments at our Vermilion facility and alleged related violations of the facility’s NPDES permit. We dispute the allegations and will vigorously defend our position.
In 2012, the IEPA issued violation notices alleging violations of groundwater standards at the Newton and Coffeen facilities’ CCR surface impoundments. We are addressing these CCR surface impoundments in accordance with the federal CCR rule.
If remediation measures concerning groundwater are necessary at any of our coal-fired MISO Segment facilities, we may incur significant costs that could have a material adverse effect on our financial condition, results of operations, and cash flows. At this time, we cannot reasonably estimate the costs, or range of costs, of remediation, if any, that ultimately may be required. CCR surface impoundment and landfill closure costs, as determined by our operations and environmental services teams, are reflected in our AROs.
Other Commitments
In conducting our operations, we routinely enter into long-term commodity purchase and sale commitments, as well as agreements that commit future cash flow to the lease or acquisition of assets used in our businesses. These commitments have been typically associated with commodity supply arrangements, capital projects, reservation charges associated with firm

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

transmission, transportation, storage and leases for office space, equipment, design and construction, plant sites, and power generation assets.
 Indemnifications and Guarantees
In the ordinary course of business, we routinely enter into contractual agreements that contain various representations, warranties, indemnifications and guarantees.  Examples of such agreements include, but are not limited to, service agreements, equipment purchase agreements, engineering and technical service agreements, asset sales agreements, and procurement and construction contracts.  Some agreements contain indemnities that cover the other party’s negligence or limit the other party’s liability with respect to third party claims, in which event we will effectively be indemnifying the other party.  Virtually all such agreements contain representations or warranties that are covered by indemnifications against the losses incurred by the other parties in the event such representations and warranties are false.  While there is always the possibility of a loss related to such representations, warranties, indemnifications, and guarantees in our contractual agreements, and such loss could be significant, in most cases management considers the probability of loss to be remote.  We have accrued no amounts with respect to the indemnifications as of March 31, 2018 because none were probable of occurring, nor could they be reasonably estimated.

Note 15—Income Taxes
Income Tax Benefit. We compute our quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to our year-to-date income or loss, except for significant, unusual, or extraordinary transactions.  Income taxes for significant, unusual, or extraordinary transactions are computed and recorded in the period that the specific transaction occurs. The income taxes related to income (loss) from continuing operations were as follows:

	Three Months Ended March 31,
(amounts in millions)	2018	2017
Valuation allowance release as a result of the 2017 ENGIE Acquisition and the 2016 EquiPower Acquisition	$—	$317
Other state taxes	1	(4)
Income tax benefit	$1	$313
As of March 31, 2018, we continued to maintain a valuation allowance against our net deferred tax assets in each jurisdiction as they arise as there was not sufficient evidence to overcome our historical cumulative losses to conclude that it is more-likely-than-not our net deferred tax assets can be realized in the future.
On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (“TCJA”). Substantially all of the provisions of the TCJA are effective for taxable years beginning after December 31, 2017.
As a result of the TCJA, we recorded a $223 million long term tax receivable in 2017 related to the expected refund of our existing AMT credits.  During 2018, we received approval from IRS National Office providing relief to file amended returns with the IRS to monetize AMT credits for the tax years 2013 through 2015, in order to potentially accelerate the receipt of such refunds as set forth in the TCJA.  In April 2018, we filed such amended returns. The total expected refund from these returns is approximately $30 million, and is included in the $223 million discussed above.   Due to size, the refunds will be reviewed by the Joint Committee on Taxation prior to release and, as such, timing of receipt remains uncertain.
Our financial statements as of March 31, 2018 and December 31, 2017, included provisional amounts based on reasonable estimates for the measurement and accounting of certain effects of the TCJA. There were no significant changes made to our estimates for the three months ended March 31, 2018 as compared to the year ended December 31, 2017. We are still in the process of finalizing and quantifying the tax effects of the TCJA. Please read Note 14—Income Taxes in our Form 10-K for further discussion.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Unrecognized Tax Benefits. During the first quarter of 2017, we increased our unrecognized tax benefits by $66 million as a result of the ENGIE Acquisition for uncertain tax positions included in GSENA’s tax returns prior to our ownership. The entire $66 million would impact our effective tax rate if recognized.

Note 16—Pension and Other Post-Employment Benefit Plans
We sponsor and administer defined benefit plans and defined contribution plans for the benefit of our employees and also provide other post-employment benefits to retirees who meet age and service requirements, which are further described in Note 17—Employee Compensation, Savings, Pension and Other Post-Employment Benefit Plans in our Form 10-K.
In the first quarter of 2017, the Dynegy pension and other post-employment plans were amended as a result of negotiations with former Duke Midwest union participants, IBEW Local 1347. As part of these amendments, the participants’ previous pension plan accrued benefits were frozen as of December 31, 2017 and began accruing on January 1, 2018 with a minimum interest crediting rate of 4 percent. Other post-employment plans were amended to provide retiree medical plan benefits to only certain participants as of January 1, 2018. As a result of these amendments, we remeasured our affected plans and recorded a net-of-tax gain of approximately $15 million through accumulated other comprehensive income during the first quarter of 2017.
Components of Net Periodic Benefit Cost (Gain).  The components of net periodic benefit cost (gain) were as follows:

	Pension Benefits		Other Benefits
	Three Months Ended March 31,
(amounts in millions)	2018	2017	2018	2017
Service cost benefits earned during period	$4	$4	$—	$—
Interest cost on projected benefit obligation	5	5	—	—
Expected return on plan assets	(6)	(6)	(1)	—
Amortization of prior service credit	(1)	—	(1)	(1)
Net periodic benefit cost (gain)	$2	$3	$(2)	$(1)

Note 17—Stockholders' Equity
Common Stock
Upon our emergence from bankruptcy on October 1, 2012, we authorized 420 million shares of common stock, $0.01 par value per share, of which 11,326,122 shares were currently held in treasury. As a result of the Merger, trading on our common stock has ceased as of the Closing date and each outstanding share of Dynegy Common Stock (other than those held in treasury, which shares were automatically cancelled and ceased to exist) was converted into the right to receive 0.652 shares of Vistra Energy Common Stock. At the effective time of the Merger, the Company’s shareholders ceased to have any rights as shareholders in the Company (other than their right to receive Vistra Energy Common Stock) and instead have the rights of a stockholder in Vistra Energy. Please read Note 20—Subsequent Events for further discussion.
TEUs
On June 21, 2016, we issued 4.6 million, 7 percent tangible equity units (“TEUs”) at $100 per unit. Each TEU was comprised of a prepaid stock purchase contract (“SPC”) and an amortizing note which were accounted for as separate instruments.
Unless settled early at the holder’s or Dynegy’s election or redeemed by Dynegy in connection with an acquisition termination redemption, on July 1, 2019, Dynegy will deliver to the SPC holders a number of shares of common stock based on the 20 day volume-weighted average price (“VWAP”) of our common stock, at a conversion price ranging from 5.0201 shares to 6.1996 shares.

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

In addition, on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the TEUs to, but excluding, the third business day immediately preceding the mandatory settlement date, any holder of an SPC may settle any or all of its SPCs early, and Dynegy will deliver a number of shares of Common Stock equal to the minimum settlement rate.  Additionally, the SPCs may be redeemed in the event of a fundamental change or under an acquisition termination event, both as defined in the SPC. Please read Note 12—Tangible Equity Units in our Form 10-K for further discussion. As a result of the Merger, each share of the TEUs was converted into one new share of TEUs of Vistra Energy Corp. Please read Note 20—Subsequent Events for further discussion.
Warrants
During 2017, we issued 9.0 million warrants (the “Warrants”), each of which entitles the holder to purchase one share of Dynegy common stock, to eligible holders of Genco senior notes as a result of the Genco Chapter 11 Bankruptcy. The Warrants have an exercise price of $35 per share of common stock and a seven-year term expiring on February 2, 2024. The Warrants are recorded as Other long-term liabilities in our consolidated balance sheet and are adjusted to their estimated fair value at the end of each reporting period with the change in fair value recognized in Other income (expense) in our consolidated statement of operations. As a result of the Merger, each Warrant to purchase common stock of Dynegy Inc. was converted into one new Warrant to purchase common stock of Vistra Energy Corp. Please read Note 20—Subsequent Events for further discussion.
Accumulated Other Comprehensive Income
Changes in accumulated other comprehensive income, net of tax, by component, are as follows:

	Three Months Ended March 31,
(amounts in millions)	2018	2017
Beginning of period	$32	$21
Other comprehensive income before reclassifications:
Actuarial gain and plan amendments (net of tax of zero and zero, respectively)	—	15
Amounts reclassified from accumulated other comprehensive income:
Amortization of unrecognized prior service credit (net of tax of zero and zero, respectively) (1)	(2)	(2)
Net current period other comprehensive income (loss), net of tax	(2)	13
End of period	$30	$34
__________________________________________

(1)
Amounts are associated with our defined benefit pension and other post-employment benefit plans and are included in the computation of net periodic pension cost (gain). Please read Note 16—Pension and Other Post-Employment Benefit Plans for further discussion.

Note 18—Genco Chapter 11 Bankruptcy and Emergence
On December 9, 2016, Genco filed a petition under title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On January 25, 2017, the Bankruptcy Court confirmed the Genco Plan and Genco emerged from bankruptcy on February 2, 2017. As a result, we eliminated $825 million of Genco senior notes and $7 million of accrued interest in exchange for approximately $122 million of cash, $188 million of new seven-year unsecured notes, and Warrants to purchase up to 9 million shares of common stock with a fair value of $17 million, which resulted in a $483 million gain recognized in Bankruptcy reorganization items in our consolidated statement of operations for the three months ended March 31, 2017.
The Warrants, which have an exercise price of $35 per share of common stock, have a seven-year term expiring on February 2, 2024 and are recorded as Other long-term liabilities in our unaudited consolidated balance sheet as of March 31, 2018.

Note 19—Segment Information
We report the results of our operations in five segments: (i) PJM, (ii) NY/NE, (iii) ERCOT, (iv) MISO, and (v) CAISO. Our unaudited consolidated financial results also reflect corporate-level expenses such as general and administrative expense, interest expense, and income tax benefit (expense). In the fourth quarter of 2017, we combined our previous MISO and IPH segments into a single MISO segment to better align our IPH assets, which reside within the MISO market area, and changed our organizational structure to manage our assets, make financial decisions, and allocate resources based upon the market areas in which our plants operate. Accordingly, the Company has recast data from prior periods to conform to the current year segment presentation. PJM also includes our Dynegy Energy Services retail business in Ohio and Pennsylvania. NY/NE also includes our Dynegy Energy Services retail business in Massachusetts. MISO also includes our Homefield Energy retail business in Illinois.
Reportable segment information, including intercompany transactions accounted for at prevailing market rates, for the three months ended March 31, 2018 and 2017 is presented below:
Segment Data as of and for the Three Months Ended March 31, 2018

(amounts in millions)	PJM	NY/NE	ERCOT	MISO	CAISO	Other and Eliminations	Total
Domestic:
Unaffiliated revenues	$745	$450	$(165)	$262	$29	$—	$1,321
Intercompany and affiliate revenues	(62)	—	(1)	63	—	—	—
Total revenues	$683	$450	$(166)	$325	$29	$—	$1,321

Depreciation expense	$(94)	$(52)	$(19)	$(18)	$(14)	$(2)	$(199)
General and administrative expense	—	—	—	—	—	(42)	(42)

Operating income (loss)	$109	$92	$(280)	$29	$(9)	$(43)	$(102)

Earnings from unconsolidated investments	—	7	—	—	—	—	7
Interest expense	—	—	—	—	—	(116)	(116)
Loss before income taxes	0	—	0	—	—	0	(211)
Income tax benefit	—	—	—	—	—	1	1
Net loss							(210)
Less: Net loss attributable to noncontrolling interest							(2)
Net loss attributable to Dynegy Inc.							$(208)

Total assets—domestic	$4,869	$3,282	$1,548	$790	$443	$672	$11,604
Investment in unconsolidated affiliate	$66	$59	$—	$—	$—	$—	$125
Capital expenditures	$(19)	$(8)	$(7)	$(8)	$(4)	$(1)	$(47)

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Segment Data as of and for the Three Months Ended March 31, 2017

(amounts in millions)	PJM	NY/NE	ERCOT	MISO	CAISO	Other and Eliminations	Total
Domestic:
Unaffiliated revenues	$630	$309	$17	$267	$24	$—	$1,247
Intercompany revenues	(8)	1	(1)	8	—	—	—
Total revenues	$622	$310	$16	$275	$24	$—	$1,247

Depreciation expense	$(92)	$(62)	$(13)	$(19)	$(12)	$(2)	$(200)
Impairments	(20)	—	—	—	—	—	(20)
General and administrative expense	—	—	—	—	—	(40)	(40)
Acquisition and integration costs	—	—	—	—	—	(45)	(45)

Operating income (loss)	$86	$(41)	$(28)	$35	$(14)	$(87)	$(49)

Bankruptcy reorganization items	—	—	—	498	—	(15)	483
Earnings from unconsolidated investments	(1)	—	—	—	—	—	(1)
Interest expense	—	—	—	—	—	(167)	(167)
Other income and expense, net	—	—	—	1	—	16	17
Income before income taxes			0				283
Income tax expense	—	—	—	—	—	313	313
Net income							596
Less: Net loss attributable to noncontrolling interest							(1)
Net income attributable to Dynegy Inc.							$597

Total assets—domestic	$5,765	$3,720	$1,615	$937	$473	$570	$13,080
Investment in unconsolidated affiliate	$72	$77	$—	$—	$—	$—	$149
Capital expenditures	$(16)	$(5)	$(3)	$(4)	$(1)	$(2)	$(31)

DYNEGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Interim Periods Ended March 31, 2018 and 2017

Note 20—Subsequent Events
The Company has evaluated subsequent events through May 18, 2018, which is the date the financial statements were available to be issued.
Vistra Merger
On the Closing Date, pursuant to the terms of the Merger Agreement, Dynegy merged with and into Vistra Energy, with Vistra Energy continuing as the surviving corporation. Under the terms of the agreement, Dynegy stockholders received 0.652 shares of Vistra Energy common stock for each share of Dynegy common stock they owned, resulting in Vistra Energy stockholders and Dynegy stockholders owning approximately 79 percent and 21 percent, respectively, of the combined company. During the three months ended March 31, 2018, we incurred approximately $1 million in costs related to the Merger, which are included in General and administrative expense in our consolidated statement of operations.
The Company requested the removal of Dynegy common stock, TEUs and Warrants from listing and registration on the NYSE and registration with the SEC. The Company has filed all requisite forms with the SEC to terminate the registration of the Dynegy securities noted above and suspend the Company’s reporting obligations under Section 13 and 15(d) of the 1934 Securities Exchange Act. Trading of Dynegy Common Stock on the NYSE was suspended as of the Closing Date. Trading of the TEUs and the Warrants on the NYSE was suspended prior to the Closing Date to effect the assumption of the TEUs and the Warrants by Vistra Energy.